February 27, 1997


Board of Trustees
Phoenix Duff & Phelps Institutional Mutual Funds
101 Munson Street
Greenfield, MA  01301

RE:  Registration Statement No. 33-80057

Gentlemen:

     I have served as counsel to the Phoenix Duff & Phelps Institutional Mutual Funds in connection with the registration on Form N-1A of an indefinite number of its shares of beneficial interest under the Securities Act of 1933 and the subsequent notification with respect to 82,796,900 such shares sold in reliance upon Rule 24f-2 under the Investment Company Act of 1940 during the fiscal year ended December 31, 1996 (the "Shares").

     Based on my review of the relevant materials, it is my opinion that the Shares are legally issued, fully paid and non-assessable. I consent to the use of this opinion in connection with the Form 24F-2 to be filed with the Securities and Exchange Commission.

                                            Very truly yours,


                                            /s/ Thomas N. Steenburg
                                            Thomas N. Steenburg